UNISYS CORPORATION

News Release



Investor Contact:

Jim Kerr, 215-986-5795
Jim.Kerr@unisys.com


Media Contacts:
John Schneidawind, 215-986-2472
John.Schneidawind@unisys.com



UNISYS ANNOUNCES CHANGES TO U.S. PENSION PLANS AS PART OF ONGOING COMMITMENT TO STAY COMPETITIVE AND REDUCE COSTS

BLUE BELL, Pa., March 22, 2006 - Unisys Corporation (NYSE: UIS) today announced that it has adopted changes to its U.S. defined benefit pension plans effective December 31, 2006, and will significantly increase matching contributions to its defined contribution savings plan beginning January 1, 2007.

The changes to the U.S. plans are part of a global effort by Unisys to provide a competitive retirement program while controlling the level and volatility of retirement costs. They would reduce retirement-related expenses by approximately $700 million over the next decade, based on current interest rates and actuarial assumptions.

The changes to the U.S. pension plans affect most U.S. employees and senior management. They include:

* Ending the accrual of future benefits in the company's defined benefit pension plans for employees while not affecting retirement benefits that employees will have earned as of December 31, 2006, provided they are vested at the time their employment ends. There will be no new entrants to the plans after December 31, 2006.

* Redesigning the Unisys Savings Plan to increase the company-funded stock-based matching contribution to 100 percent of the first 6 percent of eligible pay contributed by participants, up from the current 50 percent of the first 4 percent of eligible pay contributed by participants.

* The changes do not affect the vested accrued pension benefits of former employees, including Unisys retirees.

As a result of stopping the accruals for future benefits in its U.S. defined benefit pension plans, Unisys will record a one-time pre-tax curtailment gain of approximately $45 million in the first quarter of 2006. Based on the changes to the U.S. plans and including the $45 million curtailment gain, the company expects its 2006 pension expense worldwide to be approximately $168 million, down from $181 million in 2005.

"Contributing to our employees' retirements while keeping Unisys competitive in the marketplace is an issue we have been giving thoughtful consideration to for some time," said Joseph W. McGrath, Unisys president and chief executive officer. "We think these changes have struck the appropriate balance between controlling our pension costs and continuing to help our employees prepare for retirement."

Additional information on the company's retirement-related expenses can be found on the Unisys Investor Web Site at www.unisys.com/investor.

About Unisys
Unisys is a worldwide technology services and solutions company. Our consultants apply Unisys expertise in consulting, systems integration, outsourcing, infrastructure, and server technology to help our clients achieve secure business operations. We build more secure organizations by creating visibility into clients' business operations. Leveraging Unisys 3D Visible Enterprise, we make visible the impact of their decisions - ahead of investments, opportunities and risks. For more information, visit www.unisys.com.

Forward-Looking Statements
Any statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Statements in this release regarding the expected reduction in retirement-related expenses over the next decade and expected pension expense in 2006 are based on actuarial assumptions and on assumptions regarding interest rates and currency exchange rates, all of which are subject to change. Accordingly, the expected reduction and expense amounts are not guaranteed. A discussion of factors that could affect Unisys future results is contained in periodic filings with the Securities and Exchange Commission.

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RELEASE NO.: 0322/8636
http://www.unisys.com/about__unisys/news_a_events/03228636.htm

Unisys is a registered trademark of Unisys Corporation. All other brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.